Exhibit 99.1

FOR IMMEDIATE RELEASE

September 8, 2017

For further information contact:

Investor Relations

PR@citizensinc.com

CITIZENS, INC. ANNOUNCES DELOITTE & TOUCHE LLP AS NEW AUDITORS

AUSTIN, TX – September 8, 2017 — Citizens, Inc. (NYSE: CIA) today announced that, following the conclusion of a previously announced auditor selection process led by the Audit Committee of the Board of Directors of the Company, the Company selected Deloitte & Touche LLP (“Deloitte”) to serve as its independent registered public accounting firm for the year ending December 31, 2017. On September 8, 2017, Deloitte was formally engaged by the Company as its independent registered public accounting firm.

“With the selection of Deloitte, Citizens has engaged a top audit firm with significant experience in the insurance industry,” pronounced Dr. Terry Maness, Chairman of Citizens’ Audit Committee. “This selection is another step forward in transforming the strategic direction of the Company, complementing Citizens’ new executive team and board members who have deep insurance industry experience,” added Dr. Maness.

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. Dollar-denominated whole life cash value insurance policies, life insurance product sales in the U.S. and the acquisition of other U.S.-based life insurance companies.

This press release may contain forward-looking statements as defined in the U.S. federal securities laws, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated or implied by the forward-looking statements, including the “Risk Factors” and similar disclosure described in Citizens’ Annual Report on Form 10-K for the year ended December 31, 2016, Quarterly Reports on Form 10-Q and other periodic filings with the Securities and Exchange Commission. You should not unduly rely on forward-looking statements, which speak only as of the date they are made. Citizens undertakes no duty or obligation to update or revise any forward-looking statement as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.